No. 1093977
編號

COMPANIES ORDINANCE
(CHAPTER 32)
香 港 法 例 第 32 章
公 司 條 例

CERTIFICATE OF INCORPORATION
公 司 註 冊 證 書

* * *

I hereby certify that
本 人 謹 此 證 明

EASE DRAGON HOLDINGS LIMITED
宜龍集團有限公司

is this day incorporated in Hong Kong under the Companies Ordinance,
於 本 日 在 香 港 依 據 公 司 條 例 註 冊 成 為

and that this company is limited.
有 限 公 司 。

Issued by the undersigned on 8 December 2006 .
本 證 書 於 二 Ｏ Ｏ 六 年 十 二 月 八 日 簽 發 。

Miss Nancy O. S. YAU
for *Registrar of Companies*
Hong Kong
香港公司註冊處處長
（公司註冊主任 邱愛琛 代行）